Exhibit 99.1

News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, July 21, 2015 – Magyar Bancorp (NASDAQ: MGYR) (the “Company”), parent company of Magyar Bank, reported today the results of its operations for the three and nine months ended June 30, 2015.

The Company reported net income of $245,000 for the three months ended June 30, 2015, compared to net income of $188,000 for the three months ended June 30, 2014. Net income for the nine months ended June 30, 2015 was $574,000 compared to net income of $382,000 for the nine months ended June 30, 2014.

The net income per share was $0.04 for the three months ended June 30, 2015 compared to $0.03 for the three months ended June 30, 2014. The net income per share was $0.10 for the nine months ended June 30, 2015 compared to $0.07 for the nine months ended June 30, 2014.

“We continued our strong momentum in the third quarter with increased earnings, and further improvement of our balance sheet,” stated John Fitzgerald, President and Chief Executive Officer. “Net income increased 50% for the nine months ended June 30, 2015 compared to the same period last year. In addition, in the first nine months of our fiscal year, we have reduced our level of non-performing assets by 11%.”

Mr. Fitzgerald added, “During the first nine months of our fiscal year, we sold sixteen Other Real Estate Owned (OREO) properties totaling $4.8 million. Currently, we have contracts on seven additional properties totaling $1.6 million that are held as OREO, and we anticipate these to close before our fiscal year end. We continue to see strong interest in properties held in OREO, and are negotiating contracts on several additional properties.”

“We expect these positive trends to continue in our final quarter of the year, which should lead to further improvement in the Bank’s profitability and balance sheet.”

Results from Operations for the Three Months Ended June 30, 2015

Net income increased $57,000 during the three-month period ended June 30, 2015 compared with the three-month period ended June 30, 2014 due to higher net interest and dividend income, which increased $57,000, and higher non-interest income, which increased $164,000. Partially offsetting these items were higher non-interest expenses, which increased $118,000.

Net interest and dividend income increased $57,000 to $4.1 million for the three months ended June 30, 2015 from $4.0 million for the three months ended June 30, 2014. The Company’s net interest margin increased by 4 basis points to 3.38% for the quarter ended June 30, 2015 compared to 3.34% for the quarter ended June 30, 2014. The yield on interest-earning assets fell 2 basis points to 4.03% for the three months ended June 30, 2015 from 4.05% for the three months ended June 30, 2014 primarily due to the lower interest rate environment. The cost of interest-bearing liabilities fell 9 basis points to 0.79% for the three months ended June 30, 2015 from 0.88% for the three months ended June 30, 2014. The decrease in the cost of interest-bearing liabilities was attributable to the lower rate environment and a more favorable funding composition comprised of a larger percentage of lower-cost deposit account balances.

Interest and dividend income decreased $17,000, or 0.3%, to $4.8 million for the three months ended June 30, 2015 from $4.9 million for the three months ended June 30, 2014. The decrease was attributable to a 2 basis point decrease in the yield on such assets to 4.03%, offset by a $687,000, or 0.1%, increase in the average balance of interest-earning assets for the quarter ended June 30, 2015 compared with the prior year period. Interest expense decreased $74,000, or 8.7%, to $779,000 for the three months ended June 30, 2015 from $853,000 for the three months ended June 30, 2014. The average balance of interest-bearing liabilities increased $4.9 million, or 1.3%, between the two periods, while the cost on such liabilities fell 9 basis points to 0.79% for the quarter ended June 30, 2015 compared with the prior year period.

The provision for loan losses increased slightly to $346,000 for the three months ended June 30, 2015 compared to $342,000 for the three months ended June 30, 2014 due to larger growth in loans receivable between periods. Specific reserves declined to $147,000 at June 30, 2015 from $360,000 at June 30, 2014 while net charge-offs were $194,000 for the three months ended June 30, 2015 compared to $1.0 million for the three months ended June 30, 2014.

The loan charge-offs during the three months ended June 30, 2015 resulted from write-downs of four impaired loans. The non-performing loans were written down based on updated appraisals of the real estate collateralizing the loans, net of estimated selling and disposal costs. There were no recoveries during the quarter.

Non-interest income increased $164,000, or 49.0%, to $499,000 during the three months ended June 30, 2015 compared to $335,000 for the three months ended June 30, 2014. The increase was primarily attributable to higher service charge income, which increased $108,000 from the prior year period, due to higher loan modification fees and prepayment penalties. The Company also recorded gains totaling $90,000 from the sale of guaranteed portions of SBA loans during the three months ended June 30, 2015, which increased $65,000 from the prior year period.

During the three months ended June 30, 2015, non-interest expenses increased $118,000 to $3.8 million from $3.7 million for the three months ended June 30, 2014. Compensation and benefit expenses increased $119,000, or 6.2%, from the prior year period due to annual merit increases for employees, a 1% increase in the Company’s 401(k) match to 2% of eligible compensation, and higher incentive program expenses.

The Company recorded tax expense of $119,000, or 32.7% of pre-tax income, for the three months ended June 30, 2015, compared to tax of $77,000, or 29.1% of pre-tax income for the three months ended June 30, 2014.

Results from Operations for the Nine Months Ended June 30, 2015

Net income increased $192,000, or 50.3%, during the nine-month period ended June 30, 2015 compared with the nine-month period ended June 30, 2014 due to higher non-interest income, which increased $443,000, lower provisions for loan loss, which decreased $146,000, and higher net dividend and interest income, which increased $72,000. Partially offsetting these items were higher non-interest expenses, which increased $332,000.

The net interest margin increased by 1 basis point to 3.35% for the nine months ended June 30, 2015 compared to 3.34% for the nine months ended June 30, 2014. The yield on interest-earning assets fell 7 basis points to 4.01% for the nine months ended June 30, 2015 from 4.08% for the nine months ended June 30, 2014 primarily due to the lower rate environment. The cost of interest-bearing liabilities fell 10 basis points to 0.80% for the nine months ended June 30, 2015 from 0.90% for the nine months ended June 30, 2014. The decrease in the cost of interest-bearing liabilities was attributable to the lower rate environment and a more favorable funding composition comprised of a larger percentage of lower-cost deposit account balances.

The Company’s net interest and dividend income increased $72,000, or 0.6%, to $12.1 million during the nine month period ended June 30, 2015.

Interest and dividend income decreased $212,000, or 1.4%, to $14.4 million for the nine months ended June 30, 2015 compared to the nine months ended June 30, 2014. The average balance of interest-earning assets increased $1.4 million, or 0.3%, while the yield on such assets decreased 7 basis points to 4.01% for the nine months ended June 30, 2015 compared with the prior year period. Interest expense decreased $284,000, or 10.8%, to $2.4 million for the nine months ended June 30, 2015 from $2.6 million for the nine months ended June 30, 2014. The average balance of interest-bearing liabilities increased $837,000, or 0.2%, between the two periods while the cost on such liabilities fell 10 basis points to 0.80% for the nine months ended June 30, 2015 compared with the prior year period.

The provision for loan losses was $936,000 for the nine months ended June 30, 2015 compared to $1.1 million for the nine months ended June 30, 2014. Net charge-offs were $805,000 for the nine months ended June 30, 2015 compared to $1.3 million for the nine months ended June 30, 2014.

The loan charge-offs during the nine months ended June 30, 2015 resulted primarily from additional write-downs of loans previously deemed impaired. Fourteen non-performing loans totaling $3.5 million were written down by $1.2 million for the nine months based on updated valuations of the real estate securing the loans. Of these loans, five totaling $1.1 million at September 30, 2014 were transferred to other real estate owned (“OREO”). There were recoveries totaling $438,000 received during the 2015 nine month period.

Non-interest income increased $443,000, or 41.3%, to $1.5 million for the nine months ended June 30, 2015 compared to the prior year period. The increase was attributable to higher net gains on the sales of assets and higher service charge income. Gains on the sale of investment securities and loans increased $295,000 to $458,000 for the nine months ended June 30, 2015 from $163,000 for the nine months ended June 30, 2014. In addition, service charge income increased $161,000, or 28.0%, to $737,000 due to higher loan modification fees and prepayment penalties.

Non-interest expenses increased $332,000, or 2.9%, to $11.8 million during the nine months ended June 30, 2015 from $11.5 million for the nine months ended June 30, 2014 primarily due to higher compensation and benefit expenses and other expenses. Compensation and benefit expenses increased $305,000, or 5.3%, from the prior year period due to annual merit increases for employees, a 1% increase in the Company’s 401(k) match to 2% of eligible compensation, and higher incentive program expenses. Other expenses increased $240,000 during the nine months ended June 30, 2015 compared with the prior year period primarily due to the settlement of a lawsuit with the Company’s former President & CEO that resulted in a net charge of $135,000. Offsetting these increases were lower loan servicing expenses and OREO expenses, which decreased $171,000 and 88,000, respectively, due to lower levels of non-performing loans and OREO.

The Company recorded tax expense of $243,000, or 29.7% of pre-tax income, for the nine months ended June 30, 2015, compared to tax of $106,000, or 21.7% of pre-tax income for the nine months ended June 30, 2014.

Balance Sheet Comparison

Total assets increased $10.3 million, or 1.9%, to $540.8 million during the nine months ended June 30, 2015 from $530.4 million at September 30, 2014. The change was attributable to a $13.2 million increase in net loans receivable, partially offset by a $1.6 million decrease in OREO.

Cash and interest bearing deposits with banks decreased $782,000, or 7.6%, to $9.5 million at June 30, 2015 from $10.3 million at September 30, 2014.

Total loans receivable increased $13.4 million during the nine months ended June 30, 2015 to $420.2 million and were comprised of $174.8 million (41.5%) commercial real estate loans, $160.0 million (38.1%) one-to-four family residential mortgage loans, $38.7 million (9.2%) commercial business loans, $22.3 million (5.3%) home equity lines of credit, $14.0 million (3.3%) construction loans and $10.4 million (2.6%) other loans. Expansion of the portfolio during the nine months ended June 30, 2015 occurred primarily in commercial real estate loans, which increased $5.3 million, followed by commercial business loans, which increased $3.7 million, and home equity lines of credit, which increased $2.9 million.

Total non-performing loans decreased by $1.4 million to $8.4 million at June 30, 2015 from $9.8 million at September 30, 2014. The ratio of non-performing loans to total loans decreased to 2.00% at June 30, 2015 from 2.40% at September 30, 2014.

Included in the non-performing loan totals were fifteen residential mortgage loans totaling $2.3 million, five commercial real estate loans totaling $2.0 million, one commercial business loan totaling $1.7 million, one construction loan totaling $1.7 million, and five home equity lines of credit totaling $680,000.

During the nine months ended June 30, 2015, the allowance for loan losses increased $131,000 to $3.0 million. The allowance for loan losses as a percentage of non-performing loans increased to 35.2% at June 30, 2015 compared with 29.0% at September 30, 2014. At June 30, 2015, the Company’s allowance for loan losses as a percentage of total loans was 0.71% compared with 0.70% at September 30, 2014. Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, and the possible deterioration of the current economic environment.

Investment securities decreased $952,000 to $60.1 million at June 30, 2015 from $61.0 million at September 30, 2014. The Company purchased $9.7 million of investment securities held-to-maturity, received repayments totaling $5.2 million and sold securities totaling $5.4 million during the nine months ended June 30, 2015.

Other real estate owned decreased $1.6 million to $15.7 million at June 30, 2015 from $17.3 million at September 30, 2014. The decrease was due to the sale of sixteen properties totaling $4.8 million. The properties were sold for a net loss of $2,000. Offsetting the decline was the addition of ten properties totaling $2.8 million resulting from foreclosure of collateral securing non-performing loans and the improvement or completion of properties totaling $390,000. The Bank is determining the proper course of action for its other real estate owned, which may include holding the properties until the real estate market further improves, marketing the individual properties for sale, or selling multiple properties to a real estate investor.

Total deposits decreased $3.3 million, or 0.7%, to $445.1 million during the nine months ended June 30, 2015. The decrease in deposits occurred in certificates of deposit (including individual retirement accounts) of $17.3 million, or 11.5%, to $132.6 million and interest-bearing checking accounts, which decreased $4.8 million, or 10.2%, to $42.2 million. Offsetting these decreases were increases in savings accounts, which increased $18.2 million, or 28.0%, to $83.3 million, and non-interest bearing checking accounts, which increased $706,000, or 0.8%, to $85.0 million.

Included with the total deposits at June 30, 2015 were $6.5 million in brokered certificates of deposit. At September 30, 2014 brokered certificates of deposit were $9.0 million.

Federal Home Loan Bank of New York advances and securities sold under agreements to repurchase increased $12.6 million to $43.1 million at June 30, 2015 from $30.5 million at September 30, 2014. Borrowings were used to fund loan originations and replace temporary deposits outflows at June 30, 2015.

The Company did not repurchase any shares during the nine months ended June 30, 2015.

The Company’s book value per share increased to $8.02 at June 30, 2015 from $7.90 at September 30, 2014. The increase was due to the Company’s results of operations for the nine months ended June 30, 2015.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates nine branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison. Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; the risk that significant expense may be incurred by the Company in connection with the resolution of these loans; and the risk that expected resolutions of other real estate owned may not occur or may be delayed. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY
Selected Financial Data
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Income Statement Data:
Interest and dividend income	$4,842	$4,859	$14,429	$14,641
Interest expense	779	853	2,357	2,641
Net interest and dividend income	4,063	4,006	12,072	12,000
Provision for loan losses	346	342	936	1,082
Net interest and dividend income after
provision for loan losses	3,717	3,664	11,136	10,918
Non-interest income	499	335	1,515	1,072
Non-interest expense	3,852	3,734	11,834	11,502
Income before income tax expense	364	265	817	488
Income tax expense	119	77	243	106
Net income	$245	$188	$574	$382

Per Share Data:
Basic earnings per share	$0.04	$0.03	$0.10	$0.07
Diluted earnings per share	$0.04	$0.03	$0.10	$0.07
Book value per share, at period end	$8.02	$7.89	$8.02	$7.89

Selected Ratios (annualized):
Return on average assets	0.18%	0.14%	0.14%	0.10%
Return on average equity	2.12%	1.65%	1.64%	1.11%
Net interest margin	3.38%	3.34%	3.35%	3.34%

	June 30,	September 30,
	2015	2014
Balance Sheet Data:
Assets	$540,756	$530,430
Loans receivable	420,379	407,030
Allowance for loan losses	2,966	2,835
Investment securities - available for sale, at fair value	6,104	12,070
Investment securities - held to maturity, at cost	53,977	48,963
Deposits	445,108	448,451
Borrowings	43,113	30,500
Shareholders' Equity	46,648	45,932

Asset Quality Data:
Non-performing loans	$8,418	$9,785
Other real estate owned	15,747	17,342
Total non-performing assets	24,165	27,127
Allowance for loan losses to non-performing loans	35.23%	28.97%
Allowance for loan losses to total loans receivable	0.71%	0.70%
Non-performing loans to total loans receivable	2.00%	2.40%
Non-performing assets to total assets	4.47%	5.11%
Non-performing assets to total equity	51.80%	59.06%